Exhibit 10.19
DUCOMMUN INCORPORATED

PSU CASH-BASED LONG-TERM INCENTIVE AWARD AGREEMENT

This cash-based long-time incentive award agreement (the “Agreement”) is made as of _______ (the “Effective Date”), between Ducommun Incorporated, a Delaware corporation (the “Corporation”), and _______ (“Award Holder”).
R E C I T A L S
This Agreement is subject to and governed by the terms of the Amended and Restated 2020 Stock Incentive Plan (the “Plan”).
A G R E E M E N T S
1.    Grant. The Corporation hereby grants to the Award Holder an award (the “Award”) with a target value (if the Corporation achieves the target level performance goals described in Exhibit A attached hereto) of _____________ Dollars ($________) (the “Target Award”), and a maximum of up to two hundred fifty percent (250%) of the Target Award (if Corporation achieves the maximum level performance goals described in Exhibit A), in each case subject to certain adjustments as described herein. The Award granted hereunder represents the right to receive a payment in cash based upon the percentage of the Target Award earned, subject to the conditions set forth in this Agreement and the Plan.
2.    Definitions. Unless the context clearly indicates otherwise, and subject to the terms and conditions of the Plan as the same may be amended from time to time, the following terms, when used in this Agreement, shall have the meanings set forth in this Section 2.
        “Common Stock” shall mean the Common Stock, $.01 par value, of the Corporation or such other class of shares or other securities as may be applicable pursuant to the provisions of Sections 4 or 9 of this cash-based long-time incentive award agreement.
“Subsidiary” shall mean a corporation or other form of business entity more than 50% of the voting shares of which is owned or controlled, directly or indirectly, by the Corporation and which is designated by the Committee for participation in the Plan by the key employees thereof.
        “Committee” shall mean the Compensation Committee of the Board of Directors of the Corporation, or if there is no such committee acting, the Board of Directors of the Corporation.

    3.    Vesting. The Award shall vest at the end of the 3-year performance period, beginning as of January 1, 202_ and ending on December 31, 202_ (the “Performance Period”). The vesting of the Award shall be subject to the Corporation achieving during the Performance Period the Diluted Earnings Per Share and Relative Total Shareholder Return, as provided in Exhibit A. Following the end of each fiscal year of the Performance Period and the collection of relevant data necessary to determine the extent to which the performance goals set forth in Exhibit A have been satisfied, the Committee will determine: (a) the amount of Diluted Earnings Per Share that was achieved by the Corporation for each fiscal year of the Performance Period, and (b) the percentage of the Target Award for each fiscal year (for each such fiscal year, the “Earned Award”) that will become the Vested Award (as defined in

Exhibit A) as of the last day of the Performance Period or earlier as provided in Section 5(b). Following the end of the Performance Period and collection of relevant data necessary to determine the extent to which the performance goals set forth in Exhibit A have been satisfied, the Committee will determine: (a) the Relative Total Shareholder Return that was achieved by the Corporation over the Performance Period, and (b) the multiplier that will be applied to the Earned Award to calculate the amount of the Vested Award as of the last day of the Performance Period, as provided in Exhibit A attached hereto. The Committee shall make these determinations in its sole discretion. The level of achievement of Diluted Earnings Per Share and Relative Total Shareholder Return shall be evidenced by the Committee’s written certification. For the avoidance of doubt, any portion of the Target Award that does not vest in accordance with the forgoing shall expire without consideration at the end of the Performance Period.
4.    Settlement of Vested Award. Upon the vesting of all or a portion of the Award, the Vested Award (as defined in Exhibit A) shall be paid to the Award Holder in cash, subject to any required tax withholding obligations, upon the Committee’s written certification as set forth in Section 3. No shares of Common Stock shall be issued with respect to the Award. The Award Holder shall not acquire or have any rights as a shareholder of the Corporation by virtue of this cash-based long-time incentive award agreement (or the Award evidenced hereby). Notwithstanding the foregoing, the Award Holder may elect, on a form and in a manner prescribed by the Corporation, to defer any payment of the Vested Award, provided that any such deferral of payment must comply with any applicable requirements of Section 409A of the Code.
5.    Termination.
    (a)    If the Award Holder’s employment with the Corporation or a Subsidiary terminates before the end of the Performance Period for any reason, except as provided in this Section 5, then the Award will be forfeited and cancelled and surrendered to the Corporation without payment of any consideration, effective on the date of the Award Holder’s termination of employment. Upon the termination of the Award Holder’s employment with the Corporation or a Subsidiary as a result of (i) death or “permanent disability” (as defined herein) or (ii) “retirement” (as defined herein), the amount of the Vested Award and the vesting of such Vested Award shall be determined in accordance with Section 5(b) below. As used herein, the term “retirement” shall mean that, on the date on which the Award Holder terminates employment with the Corporation or a Subsidiary, either (x) the Award Holder is sixty-five (65) or more years of age, or (y) the combination of the Award Holder’s age plus years of service equals not less than seventy (70). As used herein, the term “permanent disability” shall mean the date on which the Award Holder has not worked or been able to work due to physical or mental incapacity for a period of one hundred eighty (180) consecutive days.
    (b)    Upon the termination of the Award Holder’s employment with the Corporation or a Subsidiary as a result of death, permanent disability or retirement as provided in Section 5(a), (i) for each full fiscal year that the Award Holder was employed by the Corporation or a Subsidiary, the Earned Award (as defined in Section 3) shall vest immediately, and (ii) for the last fiscal year (if less than a full fiscal year) that the Award Holder was employed by the Corporation or a Subsidiary, the Target Award shall be reduced an amount equal to the Target Award set forth in Section 1 multiplied by a fraction, (x) the numerator of which equals the number of full calendar quarters that have elapsed between January 1 of such fiscal year and the date of termination of employment, and (y) the denominator of which equals four (4), and such Target Award (as reduced) shall then vest at such time as it becomes an Earned Award (as defined in Section 3) provided that the Award Holder has not rendered services, directly or indirectly, to any third party engaged in competition with the Corporation or its Subsidiaries. For the avoidance of doubt, the Total Vested Award Modifier (as described in Exhibit A) shall not be applied in determining the Vested Award for any Award covered by this Section 5(b).
6.         Reserved.
        7.     No Right to Continued Employment. Nothing in the Plan, in this Agreement or in any other instrument executed pursuant thereto shall confer upon the Award Holder any right to continue in the employ of the Corporation or any Subsidiary of the Corporation or shall interfere in any way with the right of the Corporation or any such Subsidiary to at any time terminate the employment of the Award Holder with or without cause.
    8.    Reserved.
    9.    No Rights as a Shareholder. Neither the Award Holder nor any beneficiary or other person claiming under or through the Award Holder shall have any right, title or interest in or to any shares of Common Stock as a result of the Award or this Agreement.
    10.    Withholding. The Corporation or any Subsidiary of the Corporation may make such provisions as it may deem appropriate for the withholding of any taxes which the Corporation or such Subsidiary determines it is required to withhold in connection with this cash-based long-time incentive award agreement and the transactions contemplated hereby.
    11.    No Assignments. Neither this Agreement, nor this Award nor any other rights and privileges granted hereby shall be transferred, assigned, pledged or hypothecated in any way, whether by operation of law of descent and distribution. Upon any attempt to so transfer, assign, pledge, hypothecate or otherwise dispose of this Agreement, this Award or any other right or privilege granted hereby contrary to the provisions hereof, this Agreement, this Award and all of such rights and privileges shall immediately become null and void, provided however, that the Award Holder may transfer an Award to any “family member” (as such term is defined in Section A.1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8 and provided further, that such transferee acknowledges and agrees that the Award remains subject to all of the terms and conditions of this Agreement and the Plan.
    12.    Other Programs. Nothing contained in this cash-based long-time incentive award agreement shall affect the right of the Award Holder to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance, profit-sharing or other employee benefit plan or program of the Corporation or of any Subsidiary of the Corporation.
    13.    The Plan. The Award hereby granted is subject to, and the Corporation and Award Holder agree to be bound by all of the terms and conditions of the Plan as the same may be amended from time to time in accordance with the terms thereof, but no such amendment may adversely affect the Award Holder’s rights under this Agreement. Award Holder acknowledges receipt of a complete copy of the Plan.
    14.    Committee Authority. All questions arising under the Plan or under this Agreement shall be decided by the Committee in its total and absolute discretion. It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Award Holder to the maximum extent permitted by the Plan.
    15.    Consideration. The consideration for the rights and benefits conferred on Award Holder by this Award are the services rendered by the Award Holder after and not before the grant of this Award.
    16.    Applicable Law. This Award has been granted as of the effective date set forth above at Los Angeles, California, and the interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California.
DUCOMMUN INCORPORATED

By: ____________________________________
         Chief Executive Officer

By: ____________________________________
                 Secretary

                            __________________________________
                                         Award Holder

CASH-BASED LONG-TIME INCENTIVE AWARD AGREEMENT

Exhibit A

For purposes of this Agreement, the “Diluted Earnings Per Share” means the diluted earnings per share of the Corporation for each of the Corporation’s fiscal years ending December 31, 202_, December 31, 202_ and December 31, 202_ as included in the Corporation’s audited financial statements, subject to adjustment as provided herein. The Diluted Earnings Per Share shall be adjusted (as determined by the Committee) (i) for changes in accounting, (ii) for discontinued operations (including businesses and product lines that are sold), (iii) to exclude gain or loss on the sale of any business or product line, including but not limited to post-closing adjustments to the purchase price, any indemnity or similar payments, and any costs or expenses in connection therewith, (iv) to exclude any asset impairment write-offs or charges (whether of goodwill, intangible or tangible assets), (v) to exclude any transaction-related costs or expenses arising in connection with the purchase or sale of any business or product line, including but not limited to the effects of Financial Accounting Standards Board Accounting Standards Codification Topic 805, (vi) to exclude any costs or expenses arising in connection with the refinancing, restructuring or prepayment of any Debt, including but not limited to the unamortized portion of any original issue discount, the unamortized portion of any original issue costs and expenses, and any prepayment or make-whole payments, costs or expenses and (vii) any restructuring, reorganization or other costs, expenses or charges that the Compensation Committee determines should be adjusted to fairly reflect the operating performance of the Company. An appropriate adjustment in the Diluted Earnings Per Share amounts in the table below also shall be made for any change in capitalization as described in the Plan.
For purposes of this Agreement, the “Relative Total Shareholder Return” means the percentile ranking over the Performance Period of the Corporation’s total shareholder return as compared to the total shareholder return of the companies in the Russell 2000 Index at the beginning of the Performance Period. The determination of the total shareholder return for the Corporation and the companies in the Russell 2000 Index shall include the appreciation or depreciation of stock prices plus dividends paid as if reinvested, and shall be determined based on the average closing price of the Corporation’s common stock and the average closing price of the companies in the Russell 2000 Index over the first thirty (30) trading days of the Performance Period compared to the last thirty (30) trading days of the Performance Period. If the Russell 2000 Index ceases to be published, the Committee shall, in its discretion, substitute another broad-based stock index that it determines is appropriate.
After the end of the Corporation’s fiscal year ending December 31, 202_, the Committee shall determine the Corporation’s Diluted Earnings Per Share for such fiscal year and the applicable percentage of Target Award earned with respect to such performance measure for such fiscal year. After the end of the Corporation’s fiscal year ending December 31, 202_, the Committee shall determine the Corporation’s Diluted Earnings Per Share for such fiscal year and the applicable percentage of Target Award earned with respect to such performance measure for such fiscal year. After the end of the Corporation’s fiscal year ending December 31, 202_, the Committee shall determine the Corporation’s Diluted Earnings Per Share for such fiscal year and the applicable percentage of Target Award earned with respect to such performance measure for such fiscal year. If the Diluted Earnings Per Share does not equal or exceed the thresholds in the table below, the Award shall expire without consideration.
A-1

Diluted Earnings Per Share	202_	202_	202_	Total
Threshold Vesting % of Target Award	10%	10%	10%	30%
Target Vesting % of Target Award	33%	33%	34%	100%
Maximum Vesting % of Target Award	66%	66%	68%	200%
In the event that the Corporation’s Diluted Earnings Per Share for any fiscal year of the Performance Period falls between two of the percentages listed in the table above, the applicable percentage of Target Award earned based on such achievement shall be determined by linear interpolation. The total value of the Award earned based upon the Corporation’s achievement over the Performance Period (as determined by the Committee) will be equal to the sum of (i) the percentage determined by reference to the table above with respect to the Corporation’s Diluted Earnings Per Share for the fiscal year ending December 31, 202_ multiplied by the amount of the Target Award set forth in Section 1 above, plus (ii)  the percentage determined by reference to the table above with respect to the Corporation’s Diluted Earnings Per Share for the fiscal year ending December 31, 202_ multiplied by the amount of the Target Award set forth in Section 1 above, plus (iii) the percentage determined by reference to the table above with respect to the Corporation’s Diluted Earnings Per Share for the fiscal year ending December 31, 202_ multiplied by the amount of the Target Award set forth in Section 1 above (collectively, the “Earned Award”).
After the end of the Performance Period, the Committee shall determine the Corporation’s Relative Total Shareholder Return (compared to the companies in the Russell 2000 Index at the beginning of the Performance Period) over the Performance Period. The Committee, in its discretion, shall establish such procedures as it deems appropriate to determine the Corporation’s percentile rank in Relative Total Shareholder Return. The total Vested Award will then be determined by multiplying the Earned Award by the Total Vested Award Modifier in the table below. Notwithstanding the foregoing, the Total Vested Award Modifier shall not be greater than 1.0 unless the Corporation’s Total Shareholder Return over the Performance Period is greater than zero.

A-2

Relative Total Shareholder Return v. Russell 2000 Index
Total Shareholder Return Percentile Rank	Total Vested Award Modifier
81% - 100%	1.25
71% - 80%	1.15
61% - 70%	1.10
41% - 60%	1.00
31% - 40%	.90
21% - 30%	.85
0% - 20%	.75
Notwithstanding anything herein to the contrary, in no event will more than two hundred fifty percent (250%) of the Target Award become earned and vested hereunder. The portion of the Award that is not earned and vested and that remains subject to forfeiture are referred to herein as “Unvested Award.”

A-3